EXHIBIT 99.1


For Immediate Release:       Company  Contact:     Jerry  Winchester
                                                   Boots  &  Coots  Group
                                                   713-621-7911

                             Investor Contact:     Barry  Gross
                                                   Gross  Capital  Associates
                                                   361-949-4999

                                                   Laurence  Alpert
                                                   Columbine  Financial
                                                   303-721-9990


BOOTS  &  COOTS  ANNOUNCES  WELLSURE  LOSS  PREVENTION  RESULTS  AND PERFORMANCE

HOUSTON,  Feb. 15, 2001 -- Boots & Coots International Well Control, Inc. (Amex:
WEL), announced today that WELLSURE, a proprietary Risk Management and Prevention program owned by Boots & Coots, experienced more than a 200% rate of growth during the year ended December 31, 2000, as measured by the number of wells covered. Additionally, the program has held a 100% renewal rate since it was founded and has demonstrated a WELLSURE client claim reduction, in some cases, as high as 98%.

During the last 12 months, WELLSURE insured events resulted in estimated savings to its insurers ranging from 24% to 66% per blowout. It is anticipated that offshore blowouts will see savings at the lower end of the range due to claim dimension with the more common underground blowout savings at the higher end of the range. While providing savings to the insurers, the WELLSURE program also allows Boots & Coots to supervise, coordinate and participate in the general contracting associated with the activities necessary to restore wells to productivity in addition to its traditional well control, safety and environmental services. While the consolidated margins on the WELLSURE activities are lower than the margins for Boots & Coots' emergency response activities, the magnitude of the WELLSURE related revenues would have a significant positive impact on Boots & Coots' financial performance. Boots & Coots has filed a Form 8-K with the Securities and Exchange Commission that includes preliminary FY2000 income statement information reflecting a net loss of approximately $20 million for the year and additional information regarding the potential impacts of WELLSURE events on its financial performance.


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The  Company's  President  and  Chief  Operating  Officer Jerry Winchester said,
"WELLSURE has resulted in a paradigm shift as it relates to the way we perform and get paid for our services as well as the delivery of a significant menu of safety and risk management and mitigation services. It has enabled Boots & Coots to transition itself from a response driven organization to one integrated with our customers' objectives. With WELLSURE, we have been able to benchmark a new level of prevention services and set industry standards by which we can measure future success. "

WELLSURE offers oil and gas exploration and production companies, through retail insurance brokers, a combination of traditional well control and blowout insurance with post-event response as well as such preventative services as company wide and/or well specific contingency planning, personnel training, safety inspections and engineering consultation. Boots & Coots initiated the program in February 1998 in an alliance with Global Special Risks, Inc., a Wholesale Insurance Broker and professional Managing General Agent for Lloyds and London Companies located in Houston and New Orleans.

Boots & Coots International Well Control, Inc., Houston, Texas, is the global emergency response company that specializes, through its Well Control unit, as an integrated, full-service, emergency-response company with the in-house ability to provide its expanded full-service prevention, response and restoration capabilities to the global needs of the oil and gas and petrochemical industries, including but not limited to, oil and gas well blowouts and well fires as well as providing a complete menu of non-critical well control services. Through its Special Services unit, the Company continues to respond to marine oil spills and emergencies, refinery, pipeline, manufacturing and transportation emergencies, inclusive of hazardous material handling.

Forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of, and market acceptance of, the Company's services and products as well as risks of downturns in economic conditions generally, risks associated with competition and competitive pricing pressures, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


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